Exhibit 99.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

北京 Beijing • 上海 Shanghai • 深圳 Shenzhen • 香港 Hong Kong

www.hankunlaw.com

August 13, 2018

To:	NIO INC. (the “Company”)

20 Building, No. 56 AnTuo Road,

AnTing Town,

JiaDing District, Shanghai

The People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each representing a certain number of Class A ordinary shares of the Company, par value US$ 0.00025 per share (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Companies (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies in the PRC (collectively, the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

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(ii)

each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii)

the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”

means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorization”

means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

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“PRC Companies”	mean, collectively, all entities listed on Appendix A hereto, and each, a “PRC Company”.
“PRC Laws”

mean all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this opinion.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)

Corporate Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Companies, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC laws or regulations currently in effect; (b) the contractual arrangements among NIO Co., Ltd. (上海蔚来汽车有限公司), Shanghai Anbin Technology Co., Ltd. (上海安缤科技有限公司) and its shareholders (“Shanghai Anbin VIE Agreement”), and the contractual arrangements among NIO Co., Ltd. (上海蔚来汽车有限公司), Beijing NIO Network Technology Co. Ltd. (北京蔚来网络科技有限公司) and its shareholders, each as described in the Registration Statement under the caption “Corporate History and Structure” (“Beijing NIO VIE Agreement”, together with Shanghai Anbin VIE Agreement, collectively the “VIE Agreements”) governed by PRC law, both currently and immediately after giving effect to this Offering, are valid, binding and enforceable, and will not result in any violation of (i) PRC laws or regulations currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies; (c) each of the parties to the VIE Agreement has full power, authority and legal right to enter into, execute, deliver and perform his/its obligations in respect of the VIE Agreements to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements which it is a party; and (d) no Governmental Authorizations are required under PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained or required for the exercise of the call options under the VIE Agreements and the foreclosure of the pledge under the VIE Agreements. To the best of our knowledge after due enquiry, none of the PRC Companies is in material breach or default in the performance or observance of any of the terms or provisions of the VIE Agreements to which it is a party. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

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(2)

M&A Rule. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offerings are subject to the M&A Rules; (b) the Company established the NIO Co., Ltd. (上海蔚来汽车有限公司), Shanghai NIO Sales and Services Co., Ltd. (上海蔚来汽车销售服务有限公司), NIO Energy Investment (Hubei) Co., Ltd. (蔚来能源投资（湖北）有限公司) and XPT (Jiangsu) Investment Co., Ltd. (蔚然（江苏）投资有限公司), as foreign-invested enterprises by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (c) no provision in the M&A Rules classifies the contractual arrangements among NIO Co., Ltd. (上海蔚来汽车有限公司), Shanghai Anbin Technology Co., Ltd. (上海安缤科技有限公司) and its shareholders, and the contractual arrangements among NIO Co., Ltd. (上海蔚来汽车有限公司), Beijing NIO Network Technology Co. Ltd. (北京蔚来网络科技有限公司) and its shareholders as a type of acquisition transaction falling under the M&A Rule. We are of the opinion that, the issue and sale of the Ordinary Shares and listing and trading of the ADSs on the New York Stock Exchange, does not require the Company to obtain any prior approval from CSRC. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(3)

Enforceability of Civil Procedures. There is uncertainty as to whether the courts of China would (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

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(4)

Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(5)

Statement in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, “Regulations”, and “Taxation—People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)

Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(b)

The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c)

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d)

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

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(e)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(f)	This opinion is intended to be used in the context which is specifically referred to herein.

(g)

We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

(h)

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Han Kun
HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

Appendix A

List of PRC Companies

Name of PRC Companies

1.	NIO Co., Ltd. (上海蔚来汽车有限公司)

2.	NIO Technology Co., Ltd. (上海蔚来科技有限公司)

3.	Shanghai NIO New Energy Automobile Co., Ltd. (上海蔚来新能源汽车有限公司)

4.	NIO Energy Investment (Hubei) Co., Ltd. (蔚来能源投资（湖北）有限公司)

5.	Shanghai NIO Sales and Services Co., Ltd. (上海蔚来汽车销售服务有限公司)

6.	XPT (Jiangsu) Investment Co., Ltd. (蔚然（江苏）投资有限公司)

7.	Shanghai Anbin Technology Co., Ltd. (上海安缤科技有限公司)

8.	Beijing NIO Network Technology Co. Ltd. (北京蔚来网络科技有限公司)